Exhibit 99.1

FOR IMMEDIATE RELEASE

October 23, 2009

CenterState Banks, Inc. Announces

Third Quarter 2009 Operating Results

DAVENPORT, FL. – October 23, 2009 – CenterState Banks, Inc. (NASDAQ: CSFL) reported a net loss for the third quarter of 2009 of $2,230,000, which included a loan loss provision of $8,682,000.

A summary of the third quarter highlights are as follows:

•	completion of an $86 million public stock offering

•	TARP repayment – redeemed all $27,875,000 of preferred stock issued pursuant to TARP CPP on September 30, 2009

•

strong capital position – the Company has a Tier 1 Leverage Capital ratio of 11.7% and a Tangible Common Equity ratio of 11.4%, one of the strongest capitalized publicly traded community banks in Florida

•

improvement of credit metrics from previous quarter – NPL ratio improved to 3.12% from 3.94%, NPA ratio improved to 2.20% from 2.57%, and the allowance for loan losses as a percentage of total loans increased to 1.85% compared to last quarter’s 1.77%.

•

strong and growing earnings excluding credit costs – pre-tax pre-provision and credit cost earnings (see table and notes below) was $5,749,000 during the current quarter compared to $3,882,000 during the previous sequential quarter

•	margin expansion – net interest margin (“NIM”) increased to 3.42% during the current quarter compared to 3.14% during the previous sequential quarter

•

enhanced correspondent banking division (a reportable segment) – expanded the division by adding approximately 40 new employees from the failed Silverton Bank in Atlanta, Georgia during July – the reportable segment contributed approximately $1,545,000 of after tax earnings during the current quarter

As stated above, the Company reported a net loss of $2,230,000 for the third quarter 2009. This resulted in a net loss available to common shareholders of $3,569,000 after consideration of preferred stock dividends and accretion related to the redemption of the preferred stock issued pursuant to TARP on September 30, 2009. The net loss per common share for the current quarter was $0.17 per share basic and diluted, compared to earnings of $0.06 per share basic and diluted for the same quarter last year, on net income of $761,000.

Average earning assets increased by $546,080,000 between 3Q09 and 3Q08, which was more than enough to offset the corresponding 46bps decrease in net interest margin (“NIM”) resulting in a $3,449,000 increase in net interest income. Non interest income also increased significantly due primarily to commissions on bond sales and trading securities revenue.

These increases were offset by a $6,918,000 increase in the provision for loan losses and increases in our non interest expenses primarily due to compensation and compensation related expenses resulting from our newly formed bond sales division, operating expenses related to our January 31st Ocala deposit and branch acquisition and increases in OREO and other foreclosure related expenses.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Net interest income	$13,825	$12,852	$11,492	$10,065	$10,376
Provision for loan losses	(8,682)	(4,125)	(1,703)	(2,637)	(1,764)
Net interest income after loan loss provision	5,143	8,727	9,789	7,428	8,612
Non interest income	8,536	5,117	4,950	3,772	2,007
Non interest expense	(17,663)	(15,145)	(13,701)	(11,356)	(9,613)

Income (loss) before income tax	(3,984)	(1,301)	1,038	(156)	1,006
Income tax benefit (expense)	1,754	569	(266)	237	(245)

NET (LOSS) INCOME	$(2,230)	$(732)	$772	$81	$761

Net (loss) income available to common shareholders	$(3,569)	$(1,129)	$376	$(86)	$761

Earnings (loss) per share (basic)	$(0.17)	$(0.09)	$0.03	$(0.01)	$0.06
Earnings (loss) per share (diluted)	$(0.17)	$(0.09)	$0.03	$(0.01)	$0.06
Average common shares outstanding (basic)	20,713,017	12,481,504	12,475,432	12,464,933	12,454,407
Average common shares outstanding (diluted)	20,713,017	12,551,741	12,575,424	12,617,383	12,590,330
Common shares outstanding at period end	25,773,229	12,481,719	12,481,019	12,474,315	12,454,407

PTPP earnings (note 1)	$5,749	$3,882	$3,602	$2,926	$3,120
PTPP earnings per share (diluted) (note 2)	$0.28	$0.31	$0.29	$0 .23	$0.25

Note 1:	Pre-tax pre-provision earnings (“PTPP”) means income (loss) before income tax excluding provision for loan losses. In addition to excluding the provision for loan losses, the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses of $1,051,000, $1,058,000, $861,000, $445,000 and $350,000 for 3Q09, 2Q09, 1Q09, 4Q08 and 3Q08, respectively.
Note 2:	PTPP earnings per share means, PTPP as defined in note 1 above divided by the average number of diluted common shares outstanding. This calculation does not include the effect of preferred dividends and related accretion resulting from the preferred stock issued pursuant to TARP which the Company has redeemed on September 30, 2009.

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Return on average assets (annualized)	(0.50)%	(0.16)%	0.19%	0.03%	0.25%
Return on average equity (annualized)	(4.11)%	(1.64)%	1.74%	0.19%	2.03%
Net interest margin (tax equivalent basis)	3.42%	3.14%	3.16%	3.54%	3.88%
Loan / deposit ratio	75.4%	75.6%	68.8%	89.8%	91.3%
Stockholders equity (to total assets)	13.2%	10.4%	10.0%	13.4%	12.1%
Common tangible equity (to total tangible assets)	11.4%	6.9%	6.6%	9.2%	9.7%
Tier 1 capital (to average assets)	11.7%	8.5%	9.5%	12.6%	11.1%
Efficiency ratio	79%	84%	83%	82%	78%
Common equity per common share	$9.14	$12.24	$12.33	$12.22	$11.96
Common tangible equity per common share	$7.72	$9.29	$9.32	$9.64	$9.37

Loan portfolio mix, credit quality and allowance for loan losses

Management continues to aggressively monitor credit risk and potential losses in the Company’s loan portfolio in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $8,682,000 to loan loss provision (expense) and charged-off (net of recoveries) $7,538,000, or 0.82% of average loans outstanding during the quarter (3.28% on an annualized basis). The Company’s allowance for loan losses was $17,553,000 at September 30, 2009 compared to

$13,335,000 at December 31, 2008, an increase of $4,218,000. This increase is the result of a $4,280,000 increase in our general loan loss allowance plus a $62,000 decrease in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in our historical charge-off rates, changes in our current environmental factors, changes in the loan portfolio mix, and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans. The decrease in our specific allowance is the result of charge-offs taken during the period, as well as the change in mix and evaluation of impaired loans. The Company aggressively charged-down loans during the current quarter. Of the $7,554,000 gross charge-offs, $3,684,000 were partial charge-offs related to impaired loans. A summary of the Company’s impaired loans at September 30, 2009 is presented below. Amounts are in thousands of dollars.

Impaired loans, unpaid principal balance	$61,269
partial charge-offs taken during the current quarter	(3,684)
partial charge-offs taken prior to the current quarter	(638)

Impaired loans at September 30, 2009	$56,947

The allowance for loan losses as a percentage of loans outstanding was 1.85% as of September 30, 2009 compared to 1.49% as of December 31, 2008. Management believes the Company’s allowance for loan losses was adequate at September 30, 2009. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited) (amounts are in thousands $)
as of or for the quarter ending	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Allowance at beginning of period	$16,409	$13,472	$13,335	$12,269	$11,599
Charge-offs	(7,554)	(1,208)	(1,597)	(1,587)	(1,120)
Recoveries	16	20	31	16	26

Net charge-offs	(7,538)	(1,188)	(1,566)	(1,571)	(1,094)
Provision for loan losses	8,682	4,125	1,703	2,637	1,764

Allowance at end of period	$17,553	$16,409	$13,472	$13,335	$12,269

Eighty-five percent (85%) of the Company’s loans are collateralized by real estate, 9% are commercial non real estate loans and the remaining 6% are consumer and other non real estate loans. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Real estate loans
Residential	$253,363	$260,060	$240,184	$223,290	$221,546
Commercial	426,025	407,511	423,930	434,488	426,268
Construction, development and land loans - (note 1)	124,306	112,975	93,186	92,475	90,270

Total real estate loans	803,694	780,546	757,300	750,253	738,084
Commercial	88,116	89,889	91,403	80,523	78,115
Consumer and other loans	56,268	56,584	54,248	61,939	60,882

Total loans before unearned fees and costs	948,078	927,019	902,951	892,715	877,081
Unearned fees and costs	(775)	(748)	(699)	(714)	(774)

Total loans	$947,303	$926,271	$902,252	$892,001	$876,307

note 1:	The increase in this category during the second quarter 2009 was due to several reclassifications from commercial real estate to land and land development loans at several of the Company’s banks and the increase during the third quarter 2009 was due to reclassifications of singly family lot loans from residential real estate to land and land development loans at one of the Company’s subsidiary banks.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 3.12% at September 30, 2009 compared to 3.94% at June 30, 2009, and 2.23% at December 31, 2008.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $39,319,000 at September 30, 2009, compared to $44,312,000 at June 30, 2009, and $24,835,000 at December 31, 2008. Non performing assets as a percentage of total assets were 2.20%, 2.57% and 1.86% at September 30, 2009, June 30, 2009, and December 31, 2008, respectively.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Non accrual loans	$29,519	$34,772	$20,819	$19,863	$12,943
Past due loans 90 days or more And still accruing interest	27	1,752	1,304	50	155

Total non performing loans	29,546	36,524	22,123	19,913	13,098
Other real estate owned (OREO)	8,983	7,012	11,903	4,494	2,897
Repossessed assets other than real estate	790	776	416	428	348

Total non performing assets	$39,319	$44,312	$34,442	$24,835	$16,343
Non performing loans as a percentage of total loans	3.12%	3.94%	2.45%	2.23%	1.49%
Non performing assets as a percentage of total assets	2.20%	2.57%	1.91%	1.86%	1.32%
Net charge-offs (recoveries)	$7,538	$1,188	$1,566	$1,571	$1,094
Net charge-offs as a percentage of average loans for the period	0.82%	0.13%	0.18%	0.18%	0.13%
Net charge-offs as a percentage of average loans for the period on an annualized basis	3.28%	0.52%	0.72%	0.72%	0.52%
Loans past due between 30 and 89 days and accruing interest as a percentage of total loans	1.34%	1.03%	1.59%	2.12%	1.00%

Impaired loans (SFAS No. 114)	$56,947	$40,467	$22,865	$24,191	$21,637
Non impaired loans (SFAS No. 5)	890,356	885,804	879,387	867,810	854,670

Total loans	$947,303	$926,271	$902,252	$892,001	$876,307
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	3.05%	7.58%	5.69%	7.44%	4.92%
Non impaired loans (SFAS No. 5)	1.78%	1.51%	1.38%	1.33%	1.31%

Total loans	1.85%	1.77%	1.49%	1.49%	1.40%

As shown in the table above, the largest component of non performing loans is non accrual loans. As of September 30, 2009 management had identified a total of 123 non accrual loans with an aggregate book value of $29,519,000. This amount is further delineated by collateral category and number of loans in the table below (in thousands of dollars).

Collateral category	Total amount in thousands of dollars	Percentage of total non accrual loans	Number of non accrual loans in category
Residential real estate loans	$5,592	19%	37
Commercial real estate loans	13,267	45%	31
Construction, development and land loans	10,068	34%	32
Non real estate commercial loans	294	1%	11
Non real estate consumer and other loans	298	1%	12

Total non accrual loans at September 30, 2009	$29,519	100%	123

There are no construction or development loans with national builders. The Company has historically done business with local builders and developers that have typically been long time customers. As indicated above, non accrual construction, acquisition and development, and land loans totaled $10,068,000 at September 30, 2009. Of this amount, approximately 18% is construction and the remaining 82% is developed lots and other land. The largest loan in this category is $2,250,000, which is collateralized by single family residential building lots. There are no other non accrual loans in the category in excess of $1,000,000. The Company believes that this is the loan category where the most risk is present. The category represents only 13% of the total loan portfolio, yet 34% of total non accrual loans are in this category. During the current quarter, the Company has charged down approximately $4,566,000 of the loans in this category.

The second largest component in non performing assets after non accrual loans is repossessed real estate, or OREO. At September 30, 2009 OREO was $8,983,000, which is further delineated in the table below (in thousands of dollars).

Description of repossessed real estate	estimated market value at Sept 30, 2009
22 single family homes	$2,355
7 mobile homes with land	321
5 office condominium units	539
7 commercial buildings	2,507
Mixed (9 duplexes/ 1 single fam/ 9 vac lots)	521
17 residential building lots	996
Vacant land / various acreages	1,606
1 parcel commercial vacant lot	138
Total	$8,983

Deposit activity

During the current quarter, total deposits increased by $31,443,000, or 2.6%. Time deposits decreased by $2,734,000, or 0.5%, and non time deposits (i.e., core deposits) increased by $34,177,000, or 5.4%. With the purchase of the Ocala deposits from the FDIC in January 2009 and the correspondent banking activity, the Company has excess liquidity, and has no incentive to aggressively price rate sensitive time deposits. Management continues to believe that core deposits and the number of customer relationships is the value of the franchise, and continues to incentive the employees to grow these accounts and relationships.

Deposit mix (in thousands of dollars)
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Checking accounts
Non interest bearing	$218,509	$200,875	$209,906	$141,229	$147,154
Interest bearing	168,486	170,574	160,227	143,510	137,694
Savings deposits	132,589	116,922	109,194	84,837	76,035
Money market accounts	151,386	148,422	152,736	137,530	107,545
Time deposits	585,278	588,012	679,621	486,694	490,884

Total deposits	$1,256,248	$1,224,805	$1,311,684	$993,800	$959,312

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Cash and due from banks	$23,081	$23,096	$27,693	$19,702	$32,818
Fed funds sold	168,190	82,356	108,073	57,850	38,411
Trading securities	3,431	—	—	—	—
Investments securities, available for sale	508,290	549,870	617,790	252,080	176,085
Loans	947,303	926,271	902,252	892,001	876,307
Allowance for loan losses	(17,553)	(16,409)	(13,472)	(13,335)	(12,269)
Premises and equipment, net	64,716	63,135	64,401	61,343	60,010
Goodwill	32,840	32,840	33,377	28,118	28,118
Core deposit intangible	3,818	4,015	4,216	3,948	4,137
Bank owned life insurance	15,514	15,358	10,209	10,115	10,020
Other assets	34,193	42,333	49,485	21,321	21,085

TOTAL ASSETS	$1,783,823	$1,722,865	$1,802,024	$1,333,143	$1,234,722

Deposits	$1,256,248	$1,224,805	$1,311,684	$993,800	$959,312
Federal funds purchased	218,273	221,659	209,973	88,976	22,954
Other borrowings	62,828	82,300	72,356	64,707	96,274
Other liabilities	10,965	14,392	27,230	6,495	7,216
Preferred stockholders equity	—	26,879	26,830	26,787	—
Common stockholders equity	235,509	152,830	153,951	152,378	148,966

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,783,823	$1,722,865	$1,802,024	$1,333,143	$1,234,722

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Investments, fed funds, and other	$703,799	$743,683	$600,384	$262,666	$217,338
Loans	921,405	920,434	894,676	889,367	861,786
Allowance for loan losses	(15,785)	(13,910)	(13,188)	(12,914)	(11,759)
All other assets	163,697	168,546	153,880	147,961	141,707

TOTAL ASSETS	$1,773,116	$1,818,753	$1,635,752	$1,287,080	$1,209,072

Deposits- interest bearing	$1,036,896	$1,082,911	$1,029,330	$846,550	$803,980
Deposits- non interest bearing	203,982	180,774	176,900	143,385	147,255
Other borrowings	311,972	352,673	237,386	122,620	101,067
Other liabilities	5,031	21,177	11,814	6,253	7,556
Stockholders equity	215,235	181,218	180,322	168,272	149,214

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,773,116	$1,818,753	$1,635,752	$1,287,080	$1,209,072

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited) Amounts in thousands of dollars
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Service charges on deposit accounts	$1,405	$1,300	$1,133	$1,255	$1,131
Commissions from bond sales	5,630	2,610	2,557	1,412	—
Commissions from mortgage broker activities	30	52	8	30	7
Commissions from sale of mutual funds and annuities	130	103	193	76	145
Debit card and ATM fees	344	352	280	269	271
Loan related fees	103	125	88	108	96
BOLI income	156	148	94	95	100
Trading securities revenue	312	—	—	—	—
Gain on sale of securities available for sale	257	303	418	426	197
Other service charges and fees	169	124	179	101	60

Total non interest income	$8,536	$5,117	$4,950	$3,772	$2,007

The revenue category “commissions from bond sales” ($5,630,000) listed in the table above is new for the Company beginning in the fourth quarter of 2008. This revenue source is related to the Company’s new correspondent banking division initiated in the fourth quarter of 2008 and expanded dung the third quarter of 2009 with the addition of the team hired from the failed Silverton Bank discussed previously. This division, as well as the Ocala banking offices acquisition (January 30, 2009), is also the reason for the increase in “employee salaries and wages” category listed in our non interest expense table below, as well as various other non interest expense categories.

The revenue category “trading securities revenue” listed in the table above is new for the Company beginning in the third quarter of 2009. During July of 2009, the Company initiated a trading securities portfolio at its lead subsidiary bank. Realized and unrealized gains and losses are included in trading securities revenue. During the current quarter, the Company recognized an aggregate of realized and unrealized net gains of $312,000 from this newly initiated activity.

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Employee salaries and wages	$8,496	$6,085	$5,879	$4,946	$4,123
Employee incentive/bonus compensation	548	365	408	(29)	116
Employee stock option and stock grant expense	99	112	104	102	102
Deferred compensation expense	55	55	55	137	—
Health insurance and other employee benefits	367	346	393	383	376
Payroll taxes	451	389	440	325	276
Other employee related expenses	267	266	230	230	239
Incremental direct cost of loan origination	(190)	(197)	(163)	(192)	(224)

Total salaries, wages and employee benefits	$10,093	$7,421	$7,346	$5,902	$5,008

Occupancy expense	1,408	1,368	1,209	993	1,067
Depreciation of premises and equipment	728	681	751	778	617
Supplies, stationary and printing	210	233	187	206	164
Marketing expenses	464	444	442	447	378
Data processing expenses	621	607	547	261	265
Legal, auditing and other professional fees	602	488	449	342	335
Bank regulatory related expenses	612	1,349	493	579	250
Postage and delivery	113	110	100	99	90
ATM and debit card related expenses	264	284	222	190	182
Amortization of CDI	197	201	198	189	193
Loss on sale of repossessed real estate (“OREO”)	175	209	80	29	22
Valuation write down of repossessed real estate (“OREO”)	482	511	394	219	190
Loss on repossessed assets other than real estate	176	54	214	48	38
Foreclosure and repossession related expenses	218	284	173	149	100
Internet and telephone banking	111	136	111	100	86
Operational write-offs and losses	85	44	33	105	39
Correspondent account and Federal Reserve charges	83	92	77	65	62
Conferences, seminars, education and training	122	81	92	37	52
Director fees	87	84	88	92	82
Other expenses	812	464	495	526	393

Total non interest expense	$17,663	$15,145	$13,701	$11,356	$9,613

About CenterState Banks, Inc.

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 38 locations in ten counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from Troy Carlson, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These

statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved.